                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                 SCHEDULE 14D-9
                                 (Rule 14D-101)

                      SOLICITATION/RECOMMENDATION STATEMENT
                          UNDER SECTION 14(d)(4) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 1)


                             SWISS ARMY BRANDS, INC.
                            (NAME OF SUBJECT COMPANY)


                             SWISS ARMY BRANDS, INC.
                      (NAME OF PERSON(S) FILING STATEMENT)


                     Common Stock, par value $.l0 per share
                         (TITLE OF CLASS OF SECURITIES)


                                    870827102
                      (CUSIP NUMBER OF CLASS OF SECURITIES)


                               Thomas M. Lupinski
                             Chief Financial Officer
                             Swiss Army Brands, Inc.
                               One Research Drive
                           Shelton, Connecticut 06484
                                 (203) 929-6391

       (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                                   COPIES TO:
                            Priscilla C. Hughes, Esq.
                             Morrison & Foerster LLP
                           1290 Avenue of the Americas
                          New York, New York 10104-0050
                                 (212) 468-8000

[ ] CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS
MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.
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         This amendment No. 1 amends and supplements the Schedule 14D-9 filed by
Swiss Army Brands, Inc. (the "Company"), a Delaware corporation, with the Securities and Exchange Commission (the "SEC") on July 23, 2002. Capitalized terms used but not defined herein have the meanings given to them in such July 23, 2002 filing.

ITEM 9.  EXHIBITS


         Item 9 of the Schedule 14D-9 is hereby amended and supplemented to include the following information:

 EXHIBIT
   NO.                                DESCRIPTION
---------    -------------------------------------------------------------------
(a)(5)(E) -- Press release issued by the Company on July 29, 2002 announcing executive changes.
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                                    SIGNATURE

                     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                          SWISS ARMY BRANDS, INC.


                                          By: /s/ Thomas M. Lupinski
                                              ----------------------------------
                                              Name:   Thomas M. Lupinski
                                              Title:  Senior Vice President,
                                                      Chief Financial Officer,
                                                      Secretary & Treasurer


Date:  July 29, 2002
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                                  EXHIBIT INDEX

         The following item is hereby added to the Exhibit Index:

 EXHIBIT
   NO.                                DESCRIPTION
---------    -------------------------------------------------------------------
(a)(5)(E) -- Press release issued by the Company on July 29, 2002 announcing executive changes.